

                                                     UNITED STATES
                                           SECURITIES AND EXCHANGE COMMISSION
                                                Washington, D.C. 20549


                                                      FORM 12b-25


                                             NOTIFICATION OF LATE FILING

(Check One):

 |X| Form 10-K and Form 10-KSB |_| Form 20-F |_| Form 11-K |X| Form 10-Q and Form 10-QSB
                                       |_| Form N-SAR

     For Period Ended:  September 30, 2001
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     [ ] Transition Report on Form 10-K
     [ ] Transition Report on Form 20-F
     [ ] Transition Report on Form 11-K
     [ ] Transition Report on Form 10-Q
     [ ] Transition Report on Form N-SAR
     For the Transition Period Ended: _______________________________________________________________________

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                            Read Attached Instruction Sheet Before Preparing Form. Please Print or Type.

         Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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PART I -- REGISTRANT INFORMATION

The Orlando Predators Entertainment Inc.
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Full Name of Registrant


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Former Name if Applicable

4901 Vineland Rd. Suite 150
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Address of Principal Executive Office (Street and Number)

Orlando, Fl  32811
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City, State and Zip Code

PART II -- RULES 12b-25(b) AND (c)

If the subject report could not be filed without  unreasonable  effort or expense and the registrant  seeks relief  pursuant to Rule
12b-25(b), the following should be completed. (Check box if appropriate)

        | (a) The reasons  described in  reasonable  detail in Part III of this form could not be  eliminated  without  unreasonable
        |     effort or expense;
        |
        | (b) The subject annual report,  semi-annual  report,  transition  report on Form 10-K, Form 10-KSB, Form 20-F, Form 11-K
        |     or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the  prescribed due date; or the subject  quarterly report of transition report on Form 10-Q or Form 10-QSB, or portion thereof will
        |     be filed on or before the fifth calendar day following the prescribed due date; and
        |
        | (c) The accountant's  statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III -- NARRATIVE

State below in  reasonable  detail the reasons why Forms 10-K and 10-KSB,  20-F, 11-K, 10-Q and 10-QSB, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed period.

The registrant's annual report Form 10-KSB for the year ended September 30,
2001 could not be filed within the prescribed time period because of the difficulty in obtaining documents.  This could not be accomplished within the prescribed time period without unreasonable effort or expense.
                                                                                                  (Attach Extra Sheets if Needed)

                                                                                                                     SEC 1344 (6/94)


PART IV--OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

John H. Pearce                                                  407                                      648-4444
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                  (Name)                                    (Area Code)                             (Telephone Number)

(2) Have all other periodic reports required under Section  13 or 15(d) of  the Securities Exchange Act of
    1934 or Section 30  of the  Investment  Company Act of 1940 during the preceding 12 months or for such shorter  period that  the  registrant was required to file such report(s) been filed? If answer is no,
    identify report(s).                                                                                       [X] Yes  [_] No
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(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings  statements to be included in the subject
    report or portion thereof?                                                                                [ ] Yes  [X] No

    If so, attach an explanation of the anticipated  change,  both narratively and  quantitatively,  and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.



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                                              The Orlando Predators Entertainment, Inc.
                                        ____________________________________________________
                                            (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date:   December 28, 2001                                                       By:   /s/  John H. Pearce
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                                                                                           John H. Pearce

INSTRUCTION:  The form may be signed by an executive officer of the registrant or by any other duly authorized  representative.  The name and title of the person signing the form shall be typed or printed beneath the signature.  If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's  authority to sign on behalf of the registrant shall be filed with the form.

----------------------------------------------------------- ATTENTION --------------------------------------------------------------
             Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).
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                                 AJ. ROBBINS, PC
                  CERTIFIED PUBLIC ACCOUNTANTS AND CONSULTANTS
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                             3033 EAST FIRST AVENUE
                                    SUITE 201
                             DENVER, COLORADO 80206


Exhibit I
December 18, 2001

Securities and Exchange Commission
450 5th Street N.W.
Washington, D.C.  20549

Re:      The Orlando Predators, Inc. Form 10-KSB

Dear Sir or Madam:

The Company is unable to file its 2001 Annual Report on Form 10-KSB within the prescribed time period because it has experienced certain difficulties in providing the requisite financial information to this Firm for the audit due to the increase in the number of transactions and finalization of agreements.

Very truly yours,

AJ. ROBBINS, P.C.



By:  /s/  AJ. Robbins
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          AJ. Robbins, C.P.A.

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